PROCEPT BioRobotics Reports Fourth Quarter and Full Year 2021 Financial Results

REDWOOD CITY, Calif., March 8, 2022 -- PROCEPT® BioRobotics (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported financial results for the fourth quarter and full year ended December 31, 2021.

Recent Highlights

•Revenue of $10.1 million for the fourth quarter of 2021 and $34.5 million for the full year of 2021, compared to $3.2 million and $7.7 million, respectively, from the same periods of 2020
•U.S. system and rental revenue of $5.0 million for the fourth quarter of 2021, compared to $1.2 million in the prior year period
•U.S. handpiece and consumables revenue of $3.4 million for the fourth quarter of 2021, compared to $0.8 million in the prior year period
•Announced positive 5-year WATER Study data on February 14, 2022
•Issued 2022 total revenue guidance range of $54.0 million to $58.0 million

“We are very pleased with the results we delivered in 2021 and continue to see positive momentum in the first quarter of 2022,” said Reza Zadno, Chief Executive Officer. “We also achieved a number of critical milestones over the last few months, including approximately doubling the size of our field-based sales force and announcing 5-year WATER Study data - which highlights the durability, safety and efficacy of Aquablation therapy and demonstrates IPSS superiority compared to TURP in prostates larger than 50 mL. We believe these catalysts will accelerate the adoption of our technology to become the standard of care for BPH.”

Fourth Quarter 2021 Financial Results

Revenue for the fourth quarter of 2021 was $10.1 million, compared to $3.2 million in the fourth quarter of 2020. The increase was primarily driven by system sales to new hospital customers and increased utilization among existing customers. U.S. system revenue was $5.0 million, compared to $1.2 million in the prior year period. As of December 31, 2021, the install base of Aquabeam Robotic Systems in the U.S. was 78 units. U.S. handpiece and consumable revenue was $3.4 million, compared to $0.8 million in the fourth quarter of 2020. International revenue was $1.4 million, compared to $1.2 million in the prior year period.

Gross margin for the fourth quarter 2021 was 44.5% compared to 14.6% in the prior year period. Gross margin improvement was primarily attributable to the growth in revenues, which allowed the Company to spread the fixed portion of its manufacturing and overhead costs over more production units.
Operating expenses in the fourth quarter of 2021 were $21.3 million, compared with $13.7 million in the prior year period. The increase was primarily driven by increased selling, general and administrative expenses to expand the sales organization and increased expenses associated with being a public company.
Net loss was ($18.3) million for the fourth quarter of 2021, compared to ($15.3) million in the prior year period.
Cash and short-term investments as of December 31, 2021 totaled $304.3 million, while long-term borrowings totaled $50.0 million.
Full Year 2021 Financial Results

Revenue for the full year 2021 was $34.5 million, compared to $7.7 million for the full year 2020. The growth was primarily driven by increases in U.S. revenues, attributable to the expansion of the U.S. sales force and improved U.S. reimbursement coverage in 2021.

Gross margin for full year 2021 was 46.0%, compared to a negative 16.3% for the full year 2020. Gross margin improvement was primarily attributable to the growth in revenues.
Operating expenses were $70.0 million for the full year 2021, compared to $46.5 million for the full year 2020, an increase of 50.5% driven primarily by headcount increases and public company operating costs.
Net loss was ($59.9) million for the full year 2021, compared to ($53.0) million for the full year 2020.
First Quarter 2022 Revenue Guidance
•The Company projects revenue for the first quarter of 2022 to be in the range of $12.0 million to $12.5 million

Full Year 2022 Financial Guidance

•The Company projects full year 2022 revenue to be in the range of $54.0 million to $58.0 million and gross margin to be in the range of 47.0% to 49.0%
• Full year 2022 operating expenses projected to be approximately $105.0 million, which includes approximately $12.5 million in stock-based compensation expense
•Full year 2022 Adjusted EBITDA loss expected to be in the range of ($63.0) million to ($60.0) million

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the fourth quarter 2021 financial results prior to the market open on Tuesday, March 8th, 2022, at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (800) 306-0005 for domestic callers or (209) 905-5968 for international callers, using conference ID: 2515587. Live audio of the webcast will be available on the “Investors” section of the Company’s website at: https://ir.procept-biorobotics.com. The webcast will be archived and available for replay for at least 90 days after the event.

About PROCEPT BioRobotics Corporation
PROCEPT is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. PROCEPT has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for the first quarter and full year 2022, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT’s products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum, overall business strategy, or information regarding the impact of the COVID-19 pandemic on the Company and its operations. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on PROCEPT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in PROCEPT’s filings with the Securities and Exchange Commission (the “SEC”), including PROCEPT’s quarterly report on From 10-Q filed with the SEC on November 5, 2021. PROCEPT does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT’s views as of any date subsequent to the date of this press release.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com

PROCEPT BioRobotics Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021
Revenue	$ 3,221	$ 10,138	$ 7,717	$ 34,473
Cost of sales	2,752	5,622	8,972	18,608
Gross profit	469	4,516	(1,255)	15,865
Operating expenses:
Research and development	4,543	5,076	16,275	18,993
Selling, general and administrative	9,133	16,271	30,272	51,036
Total operating expenses	13,676	21,347	46,547	70,029
Loss from operations	(13,207)	(16,831)	(47,802)	(54,164)
Interest expense	(1,772)	(1,441)	(5,261)	(5,810)
Interest and other income (expense), net	(299)	(76)	44	121
Net loss	$ (15,278)	$ (18,348)	$ (53,019)	$ (59,853)
Net loss per share, basic and diluted	$ (3.28)	$ (0.42)	$ (14.47)	$ (3.63)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	4,663	43,540	3,663	16,480

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$ 304,320	$ 100,130
Accounts receivable, net	4,464	1,549
Inventory	13,147	6,924
Prepaid expenses and other current assets	4,242	1,653
Total current assets	326,173	110,256
Restricted cash	777	777
Property and equipment, net	5,045	8,274
Operating lease right-of-use assets, net	3,279	4,641
Intangible assets, net	1,750	2,023
Total assets	$ 337,024	$ 125,971
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$ 2,029	$ 1,240
Accrued compensation	6,475	4,640
Deferred revenue	1,025	233
Note payable – current portion	—	4,551
Operating lease – current portion	2,105	1,708
Convertible preferred stock warrant liability	—	177
Other current liabilities	4,607	1,977
Total current liabilities	16,241	14,526
Note payable – non-current portion	50,004	44,407
Operating lease – non-current portion	1,991	4,096
Loan facility derivative liability	1,496	1,782
Other non-current liabilities	200	200
Total liabilities	69,932	65,011
Redeemable convertible preferred stock	—	243,854
Stockholders’ equity (deficit):
Additional paid-in capital	528,666	18,788
Accumulated other comprehensive loss	(53)	(14)
Accumulated deficit	(261,521)	(201,668)
Total stockholders’ equity (deficit)	267,092	(182,894)
Total liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)	$ 337,024	$ 125,971

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021
U.S.
System sales and rentals	$ 1,229	$ 5,007	$ 2,334	$ 19,375
Handpieces and other consumables	769	3,435	1,699	8,893
Service	40	302	67	680
Total U.S. revenue	2,038	8,744	4,100	28,948
Outside of U.S.
System sales and rentals	714	768	1,824	2,493
Handpieces and other consumables	443	475	1,722	2,634
Service	26	151	71	398
Total outside of U.S. revenue	1,183	1,394	3,617	5,525
Total revenue	$ 3,221	$ 10,138	$ 7,717	$ 34,473

PROCEPT BioRobotics Corporation
Reconciliation of GAAP Net Loss to Adjusted 2022 EBITDA Guidance
(in thousands)
(unaudited)

	Low	High
Net loss	$ (85,000)	$ (82,000)
Depreciation and amortization expense	3,900	3,900
Stock-based compensation expense	12,500	12,500
Interest and other expense, net	5,600	5,600
Adjusted EBITDA	$ (63,000)	$ (60,000)